EXHIBIT 21.1

INFINERA CORPORATION

SUBSIDIARIES

Infinera Acquisition Corporation (Delaware)

Infinera Asia Limited (Hong Kong)

Infinera India Private Limited (India)

Infinera International Corporation (Delaware)

Infinera Japan K.K. (Japan)

Infinera Limited (United Kingdom)

Infinera Technology (Beijing) Co., Ltd. (China)

Infinera Optics B.V. (The Netherlands)

Infinera GmbH (Munich)

Infinera Canada Inc. (Nova Scotia)